UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 15, 2025

Nordstrom, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington 98101

(Address of principal executive offices)

Registrant’s telephone number, including area code (206) 628-2111

Inapplicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange
Common stock purchase rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 Other Events.

Anticipated Closing Date

As previously announced, on December 22, 2024, Nordstrom, Inc., a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (as may be amended, supplemented, or modified from time to time, the “Merger Agreement”) with Norse Holdings, Inc., a Delaware corporation (“Parent”), and Navy Acquisition Co. Inc., a Washington corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”).

A special meeting of shareholders of the Company was held at 9:00 A.M. Pacific Time on May 16, 2025, in a virtual meeting format via live interactive webcast (the “Special Meeting”). Based on preliminary estimated results of the Special Meeting provided by the Company’s proxy solicitor, Innisfree M&A Incorporated, the Merger Agreement was approved by the Company’s shareholders at the Special Meeting. The final results of the Special Meeting will be disclosed by the Company in a Form 8-K.

The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving as wholly owned subsidiary of Parent. As a result of the approval of the Merger Agreement, the Company expects the Merger to be consummated on or around May 20, 2025, subject to satisfaction or waiver of the remaining conditions to the consummation of the Merger.

Special Dividend and Stub Period Dividend

Under the Merger Agreement, the Company is entitled to declare:

●	A special cash dividend (the “Special Dividend”) to holders of the Company’s common stock, no par value per share (the “Company Common Stock”), contingent upon the occurrence of the closing of the Merger (the “Closing”) and payable to shareholders of record as of a date that is no later than one trading day prior to the effective time of the Merger (the “Effective Time”) in an amount equal to (a) $0.25 per share or (b) if such amount would result in the Company Cash on Hand (as defined in the Merger Agreement) as of immediately prior to the Effective Time being less than $410 million after giving effect to the Special Dividend Payment (as defined in the Merger Agreement) (the “Minimum Cash”), the greatest amount per share of Company Common Stock less than $0.25 that would result in there being $410 million in Company Cash on Hand as of immediately prior to the Effective Time after giving effect to the Special Dividend Payment; and

●	A “stub period” cash dividend (the “Stub Period Dividend” and together with the Special Dividend, the “Dividends”) to holders of the Company Common Stock contingent upon the occurrence of the Closing and payable to shareholders of record as of a date that is no later than one trading day prior to the Effective Time in an amount equal to the product of (a) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time through and including immediately prior to the Effective Time and (b) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by 91 (such amount, the “Calculated Stub Period Dividend Amount”).

As previously disclosed, the Board of Directors of the Company (the “Board”) fixed the close of business on May 19, 2025 as the record date for determining the holders of the Company Common Stock entitled to be paid the Dividends. On May 15, 2025, the Board declared (1) the Special Dividend in an amount equal to $0.25 per share of Company Common Stock, subject to satisfaction of the Minimum Cash requirement, and (2) the Stub Period Dividend in an amount equal to the Calculated Stub Period Dividend Amount, each such Dividend contingent upon the occurrence of the Closing. The Board also fixed the payment date of the Dividends as the fourth Business Day (as defined in the Merger Agreement) after the Effective Time.

If the Effective Time occurs on May 20, 2025, (1) the Stub Period Dividend would be equal to $0.1462 per share of Company Common Stock and (2) the payment date for the Dividends would be May 27, 2025. In order to be paid the Dividends, holders of the Company Common Stock of record with the Company’s transfer agent must hold their shares as of the record date, and other beneficial owners must hold their shares through the conclusion of trading on the date of the Closing. Because payment of the dividends is subject to the Closing, the Company cannot assure you that the Dividends will be paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Chief Legal Officer,
General Counsel and Corporate Secretary

Date: May 16, 2025

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